Exhibit 99.1

November 25, 2022

VIA EMAIL

Mr. Charles Kushner

Kushner Companies

767 Fifth Avenue

New York, NY 10153

Dear Mr. Kushner,

We are writing in response to your November 21st letter to the Veris Residential, Inc. (“Veris Residential” or the “Company”) Board of Directors (the “Board”).

Thank you for sharing a copy of a letter from Fortress Investment Group, which indicates its willingness to finance Kushner Companies’ unsolicited offer to acquire Veris Residential for $16.00 per share. It was surprising, however, that this letter reiterated your initial proposal to purchase Veris Residential’s outstanding shares at a price rejected by the Board in a public statement issued earlier this month.

The Board reaffirms its previous unanimous rejection of the proposal to acquire the Company’s outstanding shares at $16.00 per share, as communicated on November 3, 2022. As the Board wrote to you at that time and continues to believe today – following continued consultation with its financial advisors (Goldman Sachs & Co. LLC & J.P. Morgan) and legal counsel (Cadwalader, Wickersham & Taft LLP) – that price grossly undervalues the Company and denies shareholders the substantial, long-term value expected to be unlocked from Veris Residential’s nearly complete strategic transformation.

The Board continues to welcome input from all shareholders, as evidenced by our consistent and extensive engagement with Kushner Companies, and we remain open to evaluating any proposals to maximize value for all shareholders.

/s/ Tammy K. Jones
Tammy K. Jones

/s/ Alan R. Batkin
Alan R. Batkin

/s/ Frederic Cumenal
Frederic Cumenal

/s/ A. Akiva Katz
A. Akiva Katz

/s/ Nori Gerardo Lietz
Nori Gerardo Lietz

/s/ Victor B. MacFarlane
Victor B. MacFarlane

/s/ Mahbod Nia
Mahbod Nia

/s/ Howard S. Stern
Howard S. Stern